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                                                                    Exhibit 99.1




SUPERVALU ANNOUNCES EXTENSION OF OFFER TO EXCHANGE ITS 7-7/8% NOTES DUE 2009 AND 7-5/8% NOTES DUE 2004 TO DECEMBER 29, 1999.

         Minneapolis, Minnesota (December 20, 1999)--SUPERVALU INC. (NYSE:SVU) announced today that it will extend its exchange offer for its outstanding unregistered 7-7/8% Notes due 2009 and 7-5/8% Notes due 2004 to allow the remaining holders of the unregistered notes to participate in the exchange offer.

         SUPERVALU is offering to exchange its:

         o 7-7/8% Notes due 2009 that have been registered under the Securities Act of 1933 for a like principal amount of its outstanding unregistered 7-7/8% Notes due 2009; and

         o 7-5/8% Notes due 2004 that have been registered under the Securities Act for a like principal amount of its outstanding unregistered 7-5/8% Notes due 2004.

         The exchange offer, previously scheduled to expire at 5:00 p.m., New York City time, on December 17, 1999, will expire at 5:00 p.m., New York City time on December 29, 1999, unless further extended. All other terms and conditions of the exchange offer remain the same. As of December 17, 1999, approximately $348.5 million (out of $350 million) in aggregate principal amount of the original 7-7/8% Notes and approximately $248 million (out of $250 million) in aggregate principal amount of the original 7-5/8% Notes have been tendered pursuant to the exchange offer.

         The original notes have not been registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the original notes or the registered notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offer is subject to all the terms and conditions set forth in the Prospectus dated November 12, 1999.

         SUPERVALU is the nation's tenth largest supermarket retailer and largest food distributor to supermarkets.